Exhibit 5.1

[Goodwin Procter LLP Letterhead]

April 8, 2020

Plug Power Inc.
968 Albany Shaker Road
Latham, New York 12110

Re:       Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-235328) (the “Registration Statement”) filed on December 2, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 1,770,135 shares of common stock, par value $0.01 per share (the “Selling Stockholder Shares”), of Plug Power Inc., a Delaware corporation (the “Company”), to be sold by a certain stockholder of the Company (the “Selling Stockholder”). The Registration Statement became effective upon filing with the Commission on December 2, 2019. Reference is made to our opinion letter dated December 2, 2019 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on April 8, 2020, by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Selling Stockholder of up to 1,770,135 Selling Stockholder Shares covered by the Registration Statement. We understand that the Selling Stockholder Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Selling Stockholder Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP